Exhibit 99(a)(1)

DWS GLOBAL HIGH INCOME FUND, INC.
345 PARK AVENUE
NEW YORK, NEW YORK 10154
(800) 349-4281

OFFER TO PURCHASE FOR CASH UP TO 2,471,105 OF ITS ISSUED AND
OUTSTANDING SHARES AT 99% OF NET ASSET VALUE PER SHARE

THE OFFER WILL EXPIRE AT 11:59 P.M. EASTERN TIME ON NOVEMBER 19, 2010
UNLESS THE OFFER IS EXTENDED.

To the Stockholders of DWS Global High Income Fund, Inc.:

DWS Global High Income Fund, Inc., a non-diversified, closed-end management investment company incorporated in Maryland (the “Fund”), is offering to purchase up to 2,471,105 of its issued and outstanding shares of Common Stock, par value $0.01 per share (the “Shares”). The number of Shares covered by the offer equals approximately 25% of the Fund’s issued and outstanding Common Stock as of October 8, 2010. The offer is for cash at a price equal to 99% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange, the principal market in which the Shares are traded (the “NYSE”), on November 22, 2010 (or, if the offer is extended, as of the close of the regular trading session of the NYSE on the next business day after the date to which the offer is extended), and is upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer will expire at 11:59 p.m. Eastern Time on November 19, 2010, unless extended. The Shares are traded on the NYSE under the symbol “LBF”. The NAV as of the close of the regular trading session of the NYSE on October 8, 2010 was $8.82 per Share. During the pendency of the Offer, current NAV quotations can be obtained from Georgeson Inc. (the “Information Agent”), by calling (866) 628-6123 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays). Tendering stockholders will not have to pay brokerage fees or commissions to the Fund or the Depositary or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer. The Fund will pay all charges and expenses of the Information Agent and The Colbent Corporation (the “Depositary”). The Fund expects to begin the process of mailing materials for the Offer to stockholders on or about October 22, 2010.

The operations of the Fund are overseen by a Board of Directors. The Board of Directors is currently composed of the following individuals: Paul K. Freeman (Chairman), John W. Ballantine, Henry P. Becton, Jr., Dawn-Marie Driscoll, Keith R. Fox, Kenneth C. Froewiss, Richard J. Herring, William McClayton, Rebecca W. Rimel, William N. Searcy, Jr., Jean Gleason Stromberg, Robert H. Wadsworth and Ingo Gefeke. Mr. Gefeke is considered an “interested person” of the Fund within the meaning of the Investment Company Act of 1940 (the “1940 Act”). The address of each Director is in care of the Fund at 345 Park Avenue, New York, New York 10154.

This Offer is subject to certain conditions. See Section 3 of the Offer to Purchase — “Certain Conditions of the Offer.”

Important Information

Stockholders who desire to tender their Shares should either: (1) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Shares (in proper certificated or uncertificated form) and any other documents required by the Letter of Transmittal; or (2) request their broker, dealer, commercial bank, trust company, or other nominee to effect the transaction on their behalf. Stockholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Fund or Depositary in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Fund reserves the absolute right to reject tenders determined not to be in appropriate form.

If you do not wish to tender your Shares, you need not take any action.

Neither the Fund nor its Board of Directors nor Deutsche Investment Management Americas Inc., the Fund’s investment adviser (“DIMA”), is making any recommendation to any stockholder as to whether to tender or refrain from tendering Shares. No person has been authorized to make any recommendation on behalf of the Fund, its Board of Directors or DIMA as to whether stockholders should tender or refrain from tendering Shares pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein or in the Letter of Transmittal. If made or given, any such recommendation, representation, or information must not be relied upon as having been authorized by the Fund, its Board of Directors, or DIMA. Stockholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers, and make their own decisions whether to tender or refrain from tendering their Shares.

THE COLBENT CORPORATION
DEPOSITARY

By first class mail:	By registered, certified or express mail or overnight courier:	By hand:
The Colbent Corporation LBF Tender Offer Att: Corporate Actions P.O. Box 859208 Braintree, MA 02185-9208	The Colbent Corporation LBF Tender Offer Att: Corporate Actions 161 Bay State Drive Braintree, MA 02184	The Colbent Corporation LBF Tender Offer Att: Corporate Actions 161 Bay State Drive Braintree, MA 02184

GEORGESON INC.
INFORMATION AGENT
199 Water Street, 26th Floor
New York, New York 10038
Banks and Brokers Call Collect:
(212) 440-9800
All Others Call Toll Free:
(866) 628-6123

i

SUMMARY TERM SHEET

(Section References are to the Offer to Purchase)

This Summary Term Sheet highlights certain information concerning this tender offer. To understand the offer fully and for a more complete discussion of the terms and conditions of the offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.

What is the tender offer?

•	The Board of Directors of DWS Global High Income Fund, Inc. (the “Fund”) has authorized the Fund to conduct an issuer self-tender offer commencing on October 22, 2010 and expiring on November 19, 2010, unless extended. The Fund is offering to purchase up to 2,471,105 of its outstanding shares of Common Stock, which is equal to approximately 25% of the Fund’s issued and outstanding shares as of October 8, 2010, for cash at a price per share equal to 99% of the per share net asset value as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”) on November 22, 2010 (or, if the offer is extended, as of the close of the regular trading session of the NYSE on the next business day after the date to which the offer is extended) upon specified terms and subject to conditions as set forth in the tender offer documents.

Why is the Fund making this tender offer?

•	The tender offer is intended to provide liquidity to stockholders and to reduce the Fund’s trading discount. Because it is priced below net asset value, the tender offer is intended to be accretive to per-share value for remaining stockholders. The Fund’s Board of Directors has authorized the tender offer. The tender offer was recommended to the Board by the Fund’s investment adviser, Deutsche Asset Management Americas Inc. (“DIMA”) pursuant to the terms of a Liquidity Program and Standstill Agreement recently entered into by and among DIMA, Western Investment LLC, Benchmark Plus Management, LLC and Mr. Arthur D. Lipson (collectively, “Western”). Under that agreement, Western agreed to withdraw its shareholder proposals and refrain from insurgent activities with respect to the Fund and other closed-end funds advised by DIMA for so long as the agreement remains in effect or through October 31, 2015, if earlier.

When will the tender offer expire, and may the offer be extended?

•	The tender offer will expire at 11:59 p.m. Eastern Time on November 19, 2010, unless extended. The Fund may extend the period of time the offer will be open by issuing a press release or making some other public announcement no later than the next business day after the offer otherwise would have expired. See Section 13.

What is the net asset value per Fund share as of a recent date?

•	As of October 8, 2010, the Fund’s net asset value per share was $8.82. See Section 8. During the pendency of the tender offer, current net asset value quotations can be obtained from Georgeson Inc. by calling (866) 628-6123 between 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays). The Fund advises you to obtain a recent quotation for shares when deciding whether to tender your shares.

Will the net asset value be higher or lower on the date that the price to be paid for tendered shares is to be determined?

•	No one can accurately predict the net asset value at a future date.

How do I tender my shares?

•	If your shares are registered in your name, you should obtain the tender offer materials, including the Offer to Purchase and the related Letter of Transmittal, read them, and, if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by The Colbent Corporation, the Depositary, in proper form before 11:59 p.m. Eastern

Time on November 19, 2010 (unless the tender offer is extended by the Fund, in which case, the new deadline will be as stated in the public announcement of the extension). If your shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by November 19, 2010 (or if the offer is extended, the expiration date as extended). See Section 4.

Is there any limit on the number of shares I may tender?

•	There is no limit on the number of shares you may tender. However, only up to 2,471,105 of the Fund’s outstanding shares will be accepted for tender. See Section 1.

May I withdraw my shares after I have tendered them and, if so, by when?

•	Yes, you may withdraw all of your tendered shares at any time prior to 11:59 p.m. Eastern Time on November 19, 2010 (or if the offer is extended, at any time prior to 11:59 p.m. Eastern Time on the new expiration date). Withdrawn shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). In addition, if shares tendered have not by then been accepted for payment, you may withdraw your tendered shares at any time on or after December 21, 2010. See Section 5.

How do I withdraw tendered shares?

•	A notice of withdrawal of tendered shares must be timely received by The Colbent Corporation, which specifies the name of the stockholder who tendered the shares, the number of shares being withdrawn (which must be all of the shares tendered) and, as regards to share certificates which represent tendered shares that have been delivered or otherwise identified to The Colbent Corporation, the name of the registered owner of such shares if different than the person who tendered the shares. See Section 5.

May I place any conditions on my tender of shares?

•	No.

What if more than 2,471,105 shares are tendered (and not timely withdrawn)?

•	The Fund will purchase duly tendered shares from tendering stockholders, pursuant to the terms and conditions of the tender offer, on a pro rata basis (disregarding fractional shares) in accordance with the number of shares tendered by each stockholder (and not timely withdrawn), unless the Fund determines not to purchase any shares.

Does the Fund have the financial resources to make payment?

•	Yes. See Section 7.

If shares I tender are accepted by the Fund, when will payment be made?

•	It is contemplated, subject to change, that payment for tendered shares, if accepted, will be made promptly after the expiration of the tender offer. See Section 6.

Is my sale of shares in the tender offer a taxable transaction?

•	A sale of shares in the tender offer will be a taxable transaction (except with respect to tax-exempt stockholders) for U.S. federal income tax purposes. Depending on a stockholder’s particular circumstances, and the number of shares tendered and purchased pursuant to the offer, the sale of shares pursuant to the offer will be treated as either (i) a “sale or exchange” of those shares, producing gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares sold pursuant to the offer, or (ii) the receipt of a distribution from the Fund, taxable as a dividend to the extent of such stockholder’s allocable share of the Fund’s “earnings and profits.” There is also a risk of tax consequences for stockholders whose percentage interests in the Fund increase as a result of the offer, even if the stockholder does not tender any shares pursuant to the offer. See Section 12 for details, including the nature of the income or loss and the differing rules for U.S. and non-U.S. stockholders. Please consult your tax advisor.

Is the Fund required to complete the tender offer and purchase all shares tendered up to the number of shares tendered for?

•	Yes, unless certain conditions described in Section 3 are not satisfied.

Is there any reason shares tendered would not be accepted?

•	In addition to those circumstances described in Section 3 in which the Fund is not required to accept tendered shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. Tenders will be rejected if they do not include original signature(s) or the original of any required signature guarantee(s).

How will tendered shares be accepted for payment?

•	Properly tendered shares, up to the number tendered for, will be accepted for payment by a determination of the Fund’s Board of Directors followed by notice of acceptance to The Colbent Corporation, which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 6.

What action need I take if I decide not to tender my shares?

•	None.

Does management encourage stockholders to participate in the tender offer, and will they participate in the tender offer?

•	No. Neither the Fund, its Board of Directors, nor the Fund’s investment adviser is making any recommendation to tender or not to tender shares in the tender offer. The Fund has been advised that no director or officer of the Fund intends to tender shares pursuant to the tender offer. See Section 9.

How do I obtain information?

•	Questions, requests for assistance and requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should be directed to Georgeson Inc., the Information Agent for the tender offer, toll free at (866) 628-6123. If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

How do I obtain information regarding the number of shares I hold?

•	Questions regarding the number of shares you hold should be directed to the Information Agent, toll free at (866) 628-6123. If you do not own shares directly, you should obtain this information from your broker, dealer, commercial bank, trust company, or other nominee, as appropriate.

1. Price; Number of Shares.  Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment and purchase for cash up to 2,471,105 of its issued and outstanding Shares that are properly tendered prior to 11:59 p.m. Eastern Time on November 19, 2010 (and not withdrawn in accordance with Section 5). The number of Shares covered by the Offer equals approximately 25% of the Fund’s issued and outstanding Shares as of October 8, 2010. The Fund reserves the right to amend, extend or terminate the Offer, subject to certain conditions described in more detail in Sections 3 and 13. The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 3. The later of November 19, 2010 or the latest date to which the Offer is extended is hereinafter called the “Expiration Date.” The purchase price of the Shares will be 99% of their NAV per Share determined as of the close of the regular trading session of the NYSE on the next business day after the Expiration Date. The Fund will not pay interest on the purchase price under any circumstances. The NAV as of the close of the regular trading session of the NYSE on October 8, 2010 was $8.82 per Share. During the pendency of the Offer, current NAV quotations can be obtained from the Information Agent by calling (866) 628-6123 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays). Stockholders who do not own shares directly should obtain this information from their broker, dealer, commercial bank, trust company or other nominee, as appropriate. The Fund advises you to obtain a recent quotation for shares in deciding whether to tender your shares.

The Offer is being made to all stockholders and is not conditioned upon stockholders tendering in the aggregate any minimum number of Shares.

If more than 2,471,105 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 5), unless the Fund determines not to purchase any Shares, the Fund will purchase Shares from tendering stockholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractional shares) and in accordance with the number of Shares duly tendered by or on behalf of each stockholder (and not so withdrawn). The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby if more than 2,471,105 Shares have been tendered.

On October 8, 2010, there were 9,884,418 Shares issued and outstanding, and there were 243 stockholders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies, and other institutions that held Shares in nominee name on behalf of multiple beneficial owners.

2. Purpose of the Offer, Plans or Proposal of the Fund.  The Board has authorized the Fund to conduct an issuer self-tender offer commencing on October 22, 2010 and expiring on November 19, 2010, unless extended. The Fund is authorized to purchase up to 25% of its outstanding common shares for cash at a price per share equal to 99% of its NAV as of the close of the regular trading session on the NYSE on the next business day after the Expiration Date. The tender offer is intended to provide liquidity to stockholders and to reduce the Fund’s trading discount. Because it is priced below net asset value, the tender offer is intended to be accretive to per-share value for remaining stockholders. DIMA recommended the tender offer to the Board pursuant to the terms of a Liquidity Program and Standstill Agreement recently entered into by and among DIMA, Western Investment LLC, Benchmark Plus Management, LLC and Mr. Arthur D. Lipson (collectively, “Western”). Under that agreement, Western agreed to withdraw its shareholder proposals and refrain from insurgent activities with respect to the Fund and other closed-end funds advised by DIMA for so long as the agreement remains in effect or through October 31, 2015, if earlier.

The Shares that are tendered to and accepted by the Fund in connection with the Offer will be held in treasury.

3. Certain Conditions of the Offer.   Notwithstanding any other provision of the Offer, the Fund will not purchase Shares pursuant to the Offer when (a) such transactions, if consummated, would (i) result in the delisting of the Fund’s shares from the NYSE or (ii) impair, jeopardize or cause the loss of the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended; (b) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging the tender offer or transactions constituent thereto, (ii) suspension of or limitations on prices for trading securities generally on the NYSE, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions, or (v) outbreak or escalation of hostilities, declaration by the United Sates of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the good faith judgment of the Board, impractical or inadvisable to proceed with the tender offer; or (c) the Board determines in good faith that effecting any transaction constituent to the tender offer would constitute a breach of their duty owed to the Fund or its stockholders or would otherwise violate applicable law.

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

The Fund reserves the right, at any time during the pendency of the Offer, to amend or extend the Offer in any respect. See Section 13.

4. Procedures for Tendering Shares.

(a) Proper Tender of Shares.  For Shares to be properly tendered pursuant to the Offer, a stockholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be received by the Depositary at the appropriate address set forth above and must either cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before 11:59 p.m. Eastern Time on the Expiration Date, or (in lieu of the foregoing) such stockholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund. Stockholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact that firm to effect a tender on their behalf.

Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to tender Shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the Shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of tender to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her tender, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering stockholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering stockholder’s representation that the stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and that the tender of such Shares complies with Rule 14e-4.

(b) Signature Guarantees and Method of Delivery.  No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company (“DTC”) book-entry transfer facility whose name appears on DTC’s security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal; or (b) the Shares tendered are tendered for the account of a firm (an “Eligible Institution”) that is a broker, dealer, commercial bank, credit union, savings association, or other entity and is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 6 of the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered without alteration, enlargement or any change whatsoever.

If any of the Shares tendered thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the tendered Shares are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal or any certificates for Shares tendered or stock powers relating to Shares tendered are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares transmitted therewith, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Section 6.

(c) Book-Entry Delivery.  The Depositary has established an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfers. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent’s Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must, in any case, be received by the Depositary prior to 11:59 p.m. Eastern Time on the Expiration Date at one of its addresses set forth above, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a “Book-Entry Confirmation”), which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

(d) Guaranteed Delivery.  Notwithstanding the foregoing, if a stockholder desires to tender Shares pursuant to the Offer and the certificates for the Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to 11:59 p.m. Eastern Time on the Expiration Date, or a stockholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such stockholder’s Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(i) the tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to 11:59 p.m. Eastern Time on the Expiration Date; and

(iii) the certificates for all such tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, as the case may be, together with a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent’s Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 11:59 a.m. Eastern Time on the third NYSE trading day after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

The method of delivery of any documents, including share certificates, the Letter of Transmittal and any other required documents, is at the option and sole risk of the tendering stockholder. If documents are sent by mail, registered mail with return receipt requested, properly insured, is recommended. Stockholders have the responsibility to cause their Shares to be tendered (in proper certificated or uncertificated form), the Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

(e) Determinations of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for any Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or stockholder(s). The Fund’s interpretations of the terms and conditions of the Offer shall be final and binding. By tendering shares to the Fund, you agree to accept all decisions the Fund makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

Neither the Fund, its Board of Directors, DIMA, the Depositary, nor any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of them will incur any liability for failure to give any such notice.

(f) Procedures for Participants in the Dividend Reinvestment Plan.  Holders of shares acquired through the Fund’s Dividend Reinvestment Plan may tender such shares by completing the appropriate section of the Letter of Transmittal. If a stockholder tenders shares acquired through the Dividend Reinvestment Plan, all such shares credited to such stockholder’s account(s) will be tendered, unless the stockholder otherwise specifies in the Letter of Transmittal. If a stockholder does not complete the section of the Letter of Transmittal to tender shares acquired through the Dividend Reinvestment Plan, no shares acquired by that stockholder through the Dividend Reinvestment Plan will be deemed to have been tendered.

(g) United States Federal Income Tax Withholding.  As described below in Section 12, payments made to Non-U.S. Stockholders (as defined in Section 12) pursuant to the Offer may be subject to U.S. federal income tax withholding at a rate of 30% (or such lower rate as may be applicable under a tax treaty). Following completion of the Offer, the Fund will determine whether to withhold U.S. federal income tax from payments made pursuant to the Offer to Non-U.S. Stockholders.

Further, a U.S. federal back-up withholding tax will apply to the gross payments made pursuant to the Offer unless, prior to such payments, each stockholder accepting the Offer who has not previously submitted to the Fund a correct, completed and signed Form W-9 (for U.S. Stockholders, as defined in Section 12) or Form W-8BEN or other appropriate form (for Non-U.S. Stockholders), or otherwise established an exemption from such withholding, submits the appropriate form to the Depositary. The back-up withholding rate is 28% for amounts paid through 2010. This rate will expire and the back-up withholding rate will be 31% for amounts paid after December 31, 2010, unless Congress enacts legislation providing otherwise. See Section 12.

Under certain circumstances (see Section 12), the Depositary will withhold a back-up withholding tax from the gross payments payable to a Non-U.S. Stockholder unless the Depositary determines that a reduced rate of withholding or an exemption from withholding is applicable. (Exemption from back-up withholding tax does not exempt a Non-U.S. Stockholder from the 30% withholding tax referred to above and further described in Section 12.) The Depositary will determine a stockholder’s status as a Non-U.S. Stockholder and the stockholder’s eligibility for a reduced rate of, or an exemption from, back-up withholding by reference to any outstanding certificates or statements concerning such eligibility, unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Stockholder that has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, back-up withholding for which such stockholder may be eligible, should consider doing so in order to avoid over-withholding. See Section 12.

5. Withdrawal Rights.  At any time prior to 11:59 p.m. Eastern Time on the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time on or after December 21, 2010, any stockholder may withdraw all, but not less than all, of the Shares that the stockholder has tendered.

To be effective, a written notice of withdrawal of Shares tendered must be timely received by the Depositary at the appropriate address set forth above. Stockholders may also send a facsimile transmission notice of withdrawal to the Depositary at (781) 930-4939, which must be timely received by the Depositary, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the stockholder — see Sections 1 and 13) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. None of the Fund, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 prior to 11:59 p.m. Eastern Time on the Expiration Date. Except as otherwise provided in this Section 5, tenders of Shares made pursuant to the Offer will be irrevocable.

Neither the Fund, its Board of Directors, DIMA, the Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

6. Payment for Shares.  For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered (and not withdrawn in accordance with Section 5 pursuant to the Offer) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return tendered Shares promptly after the termination, expiration, or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will pay for Shares properly tendered promptly after the Expiration Date. The Fund will make payment for Shares purchased pursuant to the Offer by depositing the aggregate purchase price therefor with the Depositary, which will make payment to stockholders promptly as directed by the Fund. The Fund will not pay interest on the purchase price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) a Letter of Transmittal (or a copy thereof) properly completed and bearing original signature(s) and any required signature guarantee(s), (b) such Shares (in proper certificated or uncertificated form), and (c) any other documents required by the Letter of Transmittal. Stockholders may be charged a fee by a broker, dealer, or other institution for processing the tender requested. Certificates representing Shares tendered but not purchased will be returned promptly following the termination, expiration, or withdrawal of the Offer, without further expense to the tendering stockholder. The Fund will pay any transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Shares will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3.

U.S. federal income tax withholding at the rate of 30% (or lower applicable treaty rate) may apply to the gross proceeds payable to tendering Non-U.S. Stockholders (as defined in Section 12). Further, any tendering stockholder or other payee who has not previously submitted a correct, completed, and signed Form W-8BEN, or other appropriate form, or Form W-9, as necessary, and who fails to complete fully and sign either the Form W-8BEN, or other appropriate form, or Substitute Form W-9 in the Letter of Transmittal and provide that form to the Depositary, may be subject to federal back-up withholding tax on the gross proceeds paid to such stockholder or other payee pursuant to the Offer. See Section 12.

7. Source and Amount of Funds; Effects of the Offer.  The actual total cost of the Offer to the Fund cannot be determined at this time because the number of shares to be purchased will depend on the number tendered, and the price will be based on the net asset value per share as of the close of the regular trading session of the NYSE on the next business day following the Expiration Date. The estimated total purchase price to be paid by the Fund in order to buy the full 25% of its issued and outstanding Shares (2,471,105 Shares as of October 8, 2010) pursuant to the Offer would be approximately $21,572,743 (based on a price per Share of $8.73, which equals 99% of the NAV as of the close of the regular trading session of the NYSE on October 8, 2010).

In addition to the purchase price for tendered shares, the Fund will incur significant costs in conducting the Offer, including, but not limited to, filing, legal and solicitation fees, and printing costs. These costs are estimated to be approximately $100,000. On October 8, 2010, the aggregate value of the Fund’s net assets was approximately $87,176,198. Based on these assumptions, the Offer would appear likely to result in accretion to the Fund’s NAV per share, due to the fact that the tender price would represent a 1% discount to the Fund’s NAV per share. The Fund will realize an immediate savings equal to 1% of the aggregate of the shares purchased in the Offer, when purchasing at 99% of the NAV. Assuming the Fund purchases the full 25% of its issued and outstanding Shares, this savings amount, measured as of the close of the regular trading session of the NYSE on October 8, 2010, would be approximately $222,399, which is in excess of the $100,000 in estimated tender offer costs cited above. If the Fund purchases fewer than 25% of its issued and outstanding Shares pursuant to the Offer, then the estimated savings noted above would be lower, and in the extreme case that the Fund purchases substantially fewer than 25% of its issued and outstanding Shares transactions costs potentially could be higher than any accretive effect for the Fund. There may be other adverse consequences as described below.

To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. The selection of which portfolio securities to sell, if any, will be made by DIMA, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements.

There are no material conditions to the financing of the transaction. There are no other alternative financing plans or arrangements for the transaction.

Effect on Net Asset Value and Consideration Received by Tendering Shareholders.

The Offer may have certain adverse consequences for tendering and non-tendering shareholders.

Because the Fund may sell portfolio securities to raise cash for the purchase of Shares, during the pendency of the Offer and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents, which would tend to decrease the Fund’s net income. As of October 8, 2010, approximately 0.6% percent of the Fund’s assets consisted of cash and cash equivalents.

If the Fund were required to sell portfolio securities to raise cash to finance the Offer, the market prices of portfolio securities being sold may decline and hence the Fund’s NAV may decline. If any such decline occurs, the Fund cannot predict what its magnitude would be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per share to be paid in the Offer will be dependent upon the net asset value per share as determined on the next business day after the Expiration Date, if such a decline continued through the Expiration Date, the consideration received by tendering shareholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses and may require the Fund to make additional taxable distributions to stockholders. Moreover, the Fund may receive proceeds from the sale of portfolio securities to finance the Offer less than their valuations by the Fund. Depending upon the timing of such sales, any such decline in NAV may adversely affect any tendering stockholders whose Shares are accepted for purchase by the Fund, as well as those stockholders who do not sell Shares pursuant to the Offer, thereby reducing the amount of proceeds received by tendering stockholders and the net asset value per share for non-tendering stockholders.

If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer will result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund.

The Fund’s purchase of Shares in the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of the Fund’s stockholders. Assuming the Offer is fully subscribed, the Fund will have approximately 7,413,313 shares outstanding following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding will depend on the number of Shares tendered and purchased in the Offer. This may reduce the volume of trading in the Shares and make it more difficult to buy or sell significant amounts of Shares without affecting the market price, which could adversely affect non-tendering stockholders.

The Fund’s purchase of Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Fund’s ability to use capital loss carryforwards to offset future gains. Therefore, in certain circumstances, stockholders who remain stockholders following completion of the Offer may pay taxes sooner, or pay more taxes, than they would have had the Offer not occurred.

The Offer will also have other tax consequences. See Section 12.

Pro Forma Effects on Capitalization.  The following table sets forth the net assets of the Fund as of October 8, 2010, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases 2,471,105 outstanding Shares):

Pro Forma Capitalization

		Adjustment for
	As of October 8,	Purchase at $8.73	Pro Forma as
	2010	per Share(2)	Adjusted(1)

Net assets	$87,176,198	$21,572,743	$65,603,455
Shares outstanding	9,884,418	2,471,105	7,413,313
Net asset value per share(3)	$8.82		$8.85

(1)	This table assumes purchase by the Fund of 2,471,105 shares, equal to approximately 25% of the Fund’s outstanding shares as of October 8, 2010.

(2)	This amount represents 99% of the Fund’s net asset value as determined on October 8, 2010. Shares tendered pursuant to the Offer will be purchased at a 1% discount to NAV on the next business day after the Expiration Date, which may be higher or lower, and the actual NAV per share also may be higher or lower than that shown above.

(3)	The NAV per share of the Fund is normally determined on each day that the NYSE is open, as of the close of the regular trading session on the NYSE, and is determined by dividing the net assets of the Fund by the number of shares outstanding.

8. Price Range of Shares.  The following table sets forth, for the periods indicated, the high and low NAVs per Share and the high and low closing sale prices per Share as reported on the NYSE Composite Tape.

	Net Asset Value		Market Price
	High	Low	High	Low

Fiscal Year (ending October 31)
2008
1st Quarter	$10.04	$9.69	$8.74	$8.23
2nd Quarter	9.87	9.55	8.82	7.98
3rd Quarter	9.71	9.28	8.50	8.24
4th Quarter	9.50	5.72	8.25	4.25
2009
1st Quarter	6.68	6.03	6.39	4.10
2nd Quarter	6.93	6.30	6.68	4.61
3rd Quarter	7.60	6.93	7.38	6.23
4th Quarter	8.20	7.63	7.44	6.71
2010
1st Quarter	8.23	7.97	7.54	6.98
2nd Quarter	8.45	8.03	7.61	6.97
3rd Quarter	8.55	8.07	7.67	7.06

As of the close of the regular trading session of the NYSE on October 8, 2010, the Fund’s NAV was $8.82 per Share, and the high, low, and closing prices per Share on the NYSE on that date were $8.34, $8.30, and $8.33, respectively. During the pendency of the Offer, current NAV quotations can be obtained by contacting the Information Agent in the manner indicated in Section 1.

The tendering of Shares, unless and until Shares tendered are accepted for payment and purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

9. Interest of Directors, Executive Officers and Certain Related Persons.  Information, as of particular dates, concerning the Fund’s directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund, and other matters is disclosed in proxy statements distributed to the Fund’s stockholders and filed with the Securities and Exchange Commission (the “SEC”). Except as described below, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s directors or executive officers, or associates of any of the foregoing, has effected any transaction in Shares, except for dividend reinvestment, during the past 60 days. On October 5, 2010, Mr. William McClayton, a director of the Fund, purchased 1,500 shares of the Fund on the NYSE at a price of $8.318 per share for a total purchase amount of $12,477. Pursuant to the Fund’s periodic repurchase program, the Fund repurchased its shares on the NYSE during the past 60 days as set forth below:

	Amount of Shares	Price per	Total Transaction
Date	Repurchased	Share	Amount

August 23, 2010	2,600	$7.946	$20,660.12
August 27, 2010	1,300	$7.892	$10,259.47
September 1, 2010	500	$7.911	$3,955.50
September 28, 2010	3,000	$7.886	$23,658.90
October 1, 2010	1,801	$7.908	$14,242.85

Except as set forth in this Offer, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. The Fund has been advised that no director, officer or affiliate of the Fund intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person. The Fund is not aware of any stockholders of the Fund that are associates of the directors and executive officers listed below within the meaning of Rule 12b-2 of the Exchange Act.

As of October 5, 2010, the Directors and Executive Officers of the Fund, as well as certain other large stockholders, beneficially owned the following number of Shares:

		Percent
		Beneficially
Person	Shares	Owned
Directors
Paul K. Freeman	0	—
John W. Ballantine	0	—
Henry P. Becton, Jr.	650	*
Dawn-Marie Driscoll	300	*
Keith R. Fox	0	—
Kenneth C. Froewiss	2,000	*
Richard J. Herring	0	—
William McClayton	1,500	*
Rebecca W. Rimel	0	—
William N. Searcy, Jr.	0	—
Jean Gleason Stromberg	0	—
Robert H. Wadsworth	0	—
Ingo Gefeke	0	—
Executive Officers

Michael Clark (President)	0	—
John Millette (Vice President and Secretary)	0	—
Paul H. Schubert (Chief Financial Officer and Treasurer)	0	—
Other Persons

Western Investment LLC**	804,078	8.11%

*	Shares beneficially owned represent less than 1% of the Fund’s outstanding Shares.

**	Western Investment LLC’s business address is 7050 South Union Park Center, Suite 590, Midvale, Utah 84047. Ownership figures are based on the Fund’s most recent Schedule 13D filing.

10. Certain Information about the Fund.  The Fund’s principal executive offices are located at 345 Park Avenue, New York, New York 10154 (telephone number (800) 349-4281). The Fund is a closed-end, non-diversified management investment company organized as a Maryland corporation. The Shares were first issued to the public on July 24, 1992. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its shares at the election of a stockholder and does not continuously offer its shares for sale to the public. The Fund’s investment objective is capital appreciation with total return as a secondary objective. The Fund has been managed since its inception by DIMA.

DIMA is a registered investment adviser under the Investment Advisers Act of 1940 with headquarters at 345 Park Avenue, New York, New York 10154. DIMA is part of Deutsche Asset Management, which is the marketing name in the United States for the asset management activities of Deutsche Bank A.G. Deutsche Asset Management provides a full range of investment advisory services to retail and institutional clients and, as of June 30, 2010, had total assets of approximately $693 billion under management. Deutsche Bank A.G. is an international commercial and investment banking institution that is engaged in a wide range of financial services, including investment management, mutual fund, retail, private and commercial banking, investment banking and insurance. As of June 30, 2010, Deutsche Bank AG and its affiliates collectively had more than €1,926 billion in assets under management.

11. Additional Information.  An Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”), including the exhibits thereto, filed with the SEC, provides certain additional information relating to the Offer, and may be inspected and copied at the prescribed rates at the SEC’s public reference facilities at its Headquarters Office, 100 F Street, N.E., Room 1580, Washington, DC 20549. Copies of the Schedule TO and the exhibits may also be obtained by mail at the prescribed rates from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, DC 20549.

12. Certain United States Federal Income Tax Consequences.  The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based on current U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, Internal Revenue Service (“IRS”) rulings, judicial authority and current administrative rulings and practice, all of which may be repealed, revoked or modified so as to result in U.S. federal tax consequences different from those discussed below. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and the Fund has not obtained, nor does the Fund intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below. Each stockholder should consult his or her own tax advisor for a full understanding of the tax consequences of such a sale, including potential state, local and foreign taxation by jurisdictions of which the stockholder is a citizen, resident or domiciliary.

As used herein, the term “U.S. Stockholder” refers to a stockholder who is (i) a citizen or treated under the Code as a resident of the U.S., (ii) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income, and (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. The term “Non-U.S. Stockholder” refers to a stockholder who is not a U.S. Stockholder.

(a) U.S. Stockholders.  A U.S. Stockholder (other than a tax-exempt Stockholder) whose Shares are repurchased pursuant to the Offer will generally be treated as having sold the shares and will recognize gain or loss for U.S. federal income tax purposes if, as a result of the Offer, after applying the ownership attribution rules under Section 318 of the Code, (A) such stockholder’s percentage ownership of the Fund is reduced to 0%, (B) such stockholder’s percentage ownership of the Fund is reduced to a less-than-50% voting interest in the Fund and less than 80% of such stockholder’s percentage ownership of the Fund prior to the Offer, or (C) the distribution is otherwise not “essentially equivalent to a dividend” with respect to such stockholder (for this purpose, a redemption is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of a stockholder’s percentage interest in the Fund; whether a reduction is “meaningful” depends on a stockholder’s particular facts and circumstances). Such gain or loss will equal the difference between the price paid by the Fund for the Shares pursuant to the Offer and the stockholder’s adjusted tax basis in the Shares sold. The Fund expects that the sale date of such Shares for federal income tax purposes will be the date the Fund accepts Shares for purchase. A tendering U.S. Stockholder’s gain or loss will be capital gain or loss if the Shares sold are held by the stockholder at the time of sale as capital assets and will be treated as either long-term if the Shares have been held for more than one year or as short-term if the Shares have been held for one year or less. The maximum federal income tax rate applicable to capital gains recognized by a non-corporate U.S. Stockholder is (i) the same as the applicable ordinary income rate for short-term capital gains or (ii) 15% for long-term capital gains for taxable years beginning on or before December 31, 2010. For taxable years beginning after December 31, 2010, the maximum long-term capital gains rate is scheduled to increase to 20%.

In the event that a tendering stockholder’s percentage ownership of the Fund (determined after applying the ownership attribution rules under Section 318 of the Code) is not meaningfully reduced as a result of the transaction, or the distribution is treated as “essentially equivalent to a dividend,” such stockholder would be deemed to receive a distribution from the Fund with respect to the Shares held (or deemed held under Section 318 of the Code) by the stockholder after the tender. The amount of this distribution would equal the price paid by the Fund to such stockholder for the Shares sold. The distribution would be taxable as a dividend (i.e., as ordinary income) to the extent of the Fund’s current or accumulated earnings and profits allocable to such distribution, and the adjusted basis of the Shares held (or deemed held under Section 318 of the Code) by such stockholder after the tender would be increased by the stockholder’s adjusted tax basis in the Shares sold in the tender and decreased by the portion of such distribution not treated as a dividend. In the case of a tendering U.S. Stockholder that is a corporation treated as receiving a distribution from the Fund in connection with the transaction, special basis adjustments may also apply with respect to any Shares of such U.S. Stockholder not repurchased in connection with the Offer.

Provided that no tendering stockholder is treated as receiving a dividend as a result of the Offer, stockholders whose percentage ownership of the Fund increases as a result of the Offer will not be treated as realizing constructive distributions by virtue of that increase. In the event that any tendering stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Fund increases as a result of the tender, including stockholders who do not tender any Shares pursuant to the Offer, may be deemed to receive a constructive distribution under Section 305(c) of the Code in the amount of the increase in their percentage ownership of the Fund as a result of the Offer. Such constructive distribution will be treated as a dividend to the extent of current or accumulated earnings and profits allocable to it. Such dividend treatment will not apply if the tender is treated as an “isolated redemption” within the meaning of the Treasury Regulations.

Under the “wash sale” rules under the Code, provided the tender of Shares pursuant to the Offer is treated as a sale or exchange (and not a distribution as described above), loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the U.S. Stockholder acquires other shares of the Fund (whether through automatic reinvestment of dividends or otherwise) or substantially identical stock or securities within 30 days before or after the date the tendered Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the shares acquired will be adjusted to reflect the disallowed loss. Any loss realized by a stockholder on the sale of a Fund Share held by the stockholder for six months or less will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the stockholder with respect to such Share. A stockholder’s ability to utilize capital losses may be limited under the Code.

The Depositary will be required to back-up withhold 28% (or 31% for amounts paid after December 31, 2010) of the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer unless either: (a) the U.S. Stockholder has completed and submitted to the Depositary an IRS Form W-9 (or Substitute Form W-9), providing the U.S. Stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Stockholder is exempt from back-up withholding, (ii) the U.S. Stockholder has not been notified by the IRS that the U.S. Stockholder is subject to back-up withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to back-up withholding; or (c) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Stockholders.

(b) Non-U.S. Stockholders.  The U.S. federal income taxation of a Non-U.S. Stockholder (as defined above) on a sale of Shares pursuant to the Offer depends on the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, determined in the same manner as discussed above for U.S. Stockholders, as well as whether the Non-U.S. Stockholder’s participation in such transaction is “effectively connected” with a trade or business carried on in the U.S. by such Non-U.S. Stockholder. If the sale of Shares pursuant to the Offer is not so effectively connected with a trade or business carried on in the U.S. by such Non-U.S. Stockholder, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer that is respected as a sale or exchange for federal income tax purposes will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale and certain other conditions are satisfied. If, however, all or a portion of the proceeds received by a tendering Non-U.S. Stockholder is treated for U.S. tax purposes as a distribution by the Fund that is a dividend, or if a Non-U.S. Stockholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of the stockholder’s increase in its percentage ownership of the Fund resulting from other stockholders’ sale of Shares pursuant to the Offer, the dividend received or deemed received by the Non-U.S. Stockholder will be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty). Following completion of the Offer, the Fund will determine whether to withhold U.S. federal income tax from payments made pursuant to the Offer to Non-U.S. Stockholders. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax so withheld. Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. If any gain or dividend income realized on the tender of Shares by a Non-U.S. Stockholder is effectively connected with a trade or business carried on in the U.S. by the Non-U.S. Stockholder, such gain or dividend will be treated and taxed in the same manner as if the Non-U.S. Stockholder were a U.S. Stockholder.

In addition, if the Non-U.S. Stockholder is a non-U.S. corporation, it may be subject to 30% (or such lower rate as may be applicable under a tax treaty) branch profits tax on effectively connected income.

Non-U.S. Stockholders should provide the Depositary with a completed IRS Form W-8BEN or other appropriate form in order to avoid back-up withholding on the distributions they receive from the Fund regardless of how they are taxed with respect to their tendered Shares. Back-up withholding is not an additional tax and any amount withheld may be credited against a stockholder’s U.S. federal income tax liability. Form W-8BEN is included as part of the Letter of Transmittal.

(c) Other Tax Consequences.  The Fund’s purchase of Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Fund’s ability to use capital loss carryforwards to offset future gains. Therefore, in certain circumstances, stockholders who remain stockholders following completion of the offer may pay taxes sooner, or pay more taxes, than they would have had the Offer not occurred.

Under Treasury regulations, if a stockholder recognizes a loss with respect to the Fund’s Shares of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on Form 8886. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

13. Amendments; Extension of Tender Period; Termination.  The Fund reserves the right, at any time during the pendency of the Offer, to amend or extend the Offer in any respect. Without limiting the manner in which the Fund may choose to make a public announcement of such an amendment, extension or termination, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rule 13-4(e) and Rule 14e-l(d) promulgated under the Exchange Act) and by the requirements of the NYSE (including the listing agreement with respect to the Shares).

Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), the Fund will have no obligation to extend the Offer. In the event that the Fund is obligated, or elects, to extend the Offer, the purchase price for each Share purchased pursuant to the Offer will be equal to 99% of the per Share NAV determined as of the close of the regular trading session of the NYSE on the next business date after the Expiration Date as extended. No Shares will be accepted for payment until on or after the new Expiration Date.

14. Miscellaneous.  The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

DWS GLOBAL HIGH INCOME FUND, INC.

October 22, 2010